[Translation of Chinese original]	Exhibit 10.4.6

Supplemental & Amendment Agreement
Of
Investment Framework Agreement of Shanghai Hongmen Advertising Co., Ltd.

By and among
Pacific Asia Mode Cube Limited
Redgate Interactive Advertising (Beijing) Co., Ltd.
Redgate Media AD Co., Ltd.
Weidong Zhu
Chengye Guo
Shanghai Aoxue Advertising Broadcasting Co., Ltd.
And
Shanghai Hongmen Advertising Co., Ltd.
April 8, 2008
Shanghai Office
King & Wood PRC Lawyers

Table of Contents

Article Heading	Page

1. Definitions	2
2. General Principles	2
3. Amendment of Framework Agreement	3
4 Warranties and Undertakings	10
5 Entire Agreement	10
Appendix I Investment Framework Agreement	1
Appendix II PAMC’s Capital Increase Legal Documents	1
Appendix III Capital Increase Termination Agreement	1
Appendix IV WFOE’s Capital Increase Legal Documents	1
Appendix V	1
Appendix VIII to the Framework Agreement	1

The Supplemental and Amendment Agreement (hereinafter referred to as the “Agreement”) was signed on the 8th day of April 2008 by the following parties hereto in Beijing, the People’s Republic of China (hereinafter referred to as “China”):
(1)	Pacific Asia Mode Cube Limited, a limited liability company incorporated and existing in accordance with the laws of Hong Kong, with its registered address at Room 2703, 27/F, The Centrium, 60 Wyndham Street, Central, Hong Kong, China (“PAMC”);

(2)	Redgate Interactive Advertising (Beijing) Co., Ltd., a wholly-foreign-owned limited liability company incorporated and existing in accordance with the laws of China, with its registered address at Rm. 804, 2/F, 19 Jianwai Avenue, Chaoyang District, Beijing, China (hereinafter referred to as “WFOE”);

(3)	Redgate Media AD Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of China, with its registered address at Rm. 1807, 15/F, Tower B, Jianwai SOHO, 39 East 3rd Ring Road Central, Chaoyang District, Beijing, China (“Transferee”, jointly with PAMC and WFOE referred to as “Investors”);

(4)	Weidong Zhu, a natural person and shareholder of Shanghai Hongmen Advertising Co., Ltd., with the ID Card number of 310110197006105018;

(5)	Chengye Guo, with the ID Card number of 110102195603230419;

(6)	Shanghai Aoxue Advertising Broadcasting Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of China, with its registered address at Building G, No. 10 Jinwen Road, Zhuqiao Town, Nanhui District, Shanghai, China (“Nominee”); and

(7)	Shanghai Hongmen Advertising Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of China, with its registered address at P-1 Building, 7523 Beiqing Highway, Chonggu Town, Qingpu District, Shanghai, China (“Company” or “Hongmen”).
(PAMC, the Transferee, WFOE, Weidong Zhu, Chengye Guo, the Nominee and the Company are collectively referred to as the “parties” and individually as a “party”.)
Whereas:
(A)	PAMC, the Transferee, Weidong Zhu, Chengye Guo, the Nominee and the Company concluded, on December 19, 2007, the Investment Framework Agreement (“Framework Agreement”) as shown in Appendix I hereto. According to the Framework Agreement: (i) the Transferee and Weidong Zhu shall, upon completing the industrial and commercial registration of Equity Transfer A and Capital Increase A, sign the Equity Transfer Agreement B, pursuant to which, Weidong Zhu shall transfer to the Transferee part of the Company’s equity interest held by Weidong Zhu; (ii) the Nominee and Weidong Zhu shall, upon completing the industrial and commercial registration of Equity Transfer A and Capital Increase A, sign the Equity Transfer Agreement C, pursuant to which, Weidong Zhu shall transfer to the Nominee part of the Company’s equity interest held by Weidong Zhu; (iii) all the parties concerned shall, upon completing the industrial and commercial registration of Equity Transfer B and Equity Transfer C, sign the Capital Increase Agreement, Joint Venture Contract and Articles of Association of Shanghai Hongmen Advertising Co., Ltd. in connection with PAMC’s investment in the Company (collectively referred to as “PAMC’s Capital Increase Legal Documents”) as described in Appendix II hereto, regarding the matters relating to PAMC’s subscription for the Company’s increased capital (“PAMC’s Capital Increase”) and convert the Company into a Sino-foreign joint venture enterprise.

(B)	After the above agreements are signed, for the reason of performing the contract, upon negotiation, the parties hereto agree that: (i) The Transferee of the Equity Transfer Agreement C shall be changed from the Nominee to Chengye Guo; (ii) The matters relating to PAMC’s

Capital Increase specified in the Framework Agreement shall be completed by WFOE. Therefore, PAMC shall sign, with the parties concerned, the Capital Increase Termination Agreement (“Termination Agreement”) shown in Appendix III hereto to terminate the rights and obligations of the parties concerned under PAMC’s Capital Increase Legal Documents. In addition, WFOE shall sign, with the parties concerned, such transaction documents for WFOE to invest in the Company as the Capital Increase Agreement (“New Capital Increase Agreement”) and Articles of Association of Shanghai Hongmen Advertising Co., Ltd. (“Restated Articles of Association”) shown in Appendix IV hereto (“WFOE’s Capital Increase Legal Documents”) to specify the matters for WFOE to increase the capital of the Company; (iii) The schedule for equity transfer and capital increase as specified in the Framework Agreement shall be adjusted; (iv) The relevant matters for the Company’s further restructuring and subsequent equity transfer as specified in the Framework Agreement shall be amended.

(C)	To ensure the consistency of the transaction documents, the parties hereto agree to conclude the Agreement for the above alterations to amend the Framework Agreement accordingly and make certain representations, warranties and undertakings according to the Agreement.
Therefore, in line with the equal and mutual-benefit principle, upon amiable negotiation, the parties hereto have concluded the Agreement regarding the matters to supplement and amend the Framework Agreement, as follows:
1.	Definitions

Definition

For the purpose of the Agreement, the terms that are not defined herein shall bear the same meaning as those in the Framework Agreement.

Headings

Headings of the articles are inserted only for the reference and shall not affect the interpretation of the Agreement.

Appendices

Appendices consist of all appendices listed in the Table of Contents hereof, constituting an integral part of the Agreement.

2.	General Principles
As the general principles for amending the Frame Agreement, the parties hereto agree as follows:
2.1	Upon signing the Agreement, the Nominee shall be no longer a party to the Framework Agreement and its rights and obligations under the Framework Agreement (as amended herein), Equity Transfer Agreement C and WFOE’s Capital Increase Legal Documents shall be succeeded by Chengye Guo. The Nominee shall no longer undertake any relevant obligation under the aforementioned legal documents.

2.2	As from the date of the Agreement, WFOE shall become a signatory of the Framework Agreement and shall be entitled to the rights under the Framework Agreement (as amended herein) and undertake the relevant obligations.

2.3	The legal matter for PAMC’s Capital Increase specified in the Framework Agreement is amended to be completed by WFOE. Accordingly, in accordance with the provisions of the Framework Agreement, the Agreement and WFOE’s Capital Increase Legal Documents, WFOE shall contribute the Capital Increase B amounting to RMB fifteen million (RMB15,000,000) to the Company and perform the relevant investment obligations relating to Capital Increase B in the Framework Agreement. According to the provisions of the Agreement and the Capital Increase Termination Agreement, PAMC shall no longer undertake any investment obligation to contribute

Capital Increase B to the Company and perform any investment obligation relating to Capital Increase B as specified in the Framework Agreement.

2.4	Since WFOE is a wholly-foreign-owned enterprise within the territory of China, according to the relevant legal provisions, upon completion of Capital Increase B, the Company shall be changed as an enterprise reinvested by a foreign-invested enterprise, instead of a Chinese-foreign joint venture enterprise. Therefore, the concept of the Framework Agreement regarding the Chinese-foreign joint venture enterprise shall be no long applicable and the relevant clauses shall be amended and adjusted accordingly.

2.5	Except for Capital Increase B, all the rights and obligations of PAMC under the Framework Agreement shall remain unchanged.

2.6	Headings and mutual citations for the articles of the Framework Agreement shall be adjusted according to the amendments hereto.

3.	Amendment of Framework Agreement
In accordance with the above general principles, the parties hereto agree to amend the Framework Agreement as follows (for the purpose of maintaining the consistency with the Framework Agreement and avoiding any doubt, any reference to “the Agreement” in the following relevant amended articles of the Framework Agreement shall mean the Framework Agreement, and any reference to the “appendices to the Agreement” shall mean the appendices to the Framework Agreement):
     Article 1 of the Framework Agreement
3.1.1	The definition of “Equity Transfer Agreement B” is amended as follows:

“Equity Transfer Agreement B” means the equity transfer agreement signed by and among PAMC, Redgate Interactive, the Company and Weidong Zhu for Redgate Interactive to take over the Company’s equity held by Weidong Zhu, representing RMB9,615 of the Company’s registered capital;

3.1.2	The definition of “Equity Transfer Agreement C” is amended as follows:

“Equity Transfer Agreement C” means the equity transfer agreement signed by and among such parties concerned as Chengye Guo and Weidong Zhu for Chengye Guo to take over the Company’s equity interest held by Weidong Zhu, representing RMB1,177,644 of the Company’s registered capital;

3.1.3	The definition of “Restated Articles of Association” is amended as follows:

“Restated Articles of Association” means the restated articles of association of the Company signed by WFOE and all the parties concerned in China according to the Capital Increase Agreement;

3.1.4	The definition of “Capital Increase B” is amended as follows:

“Capital Increase B” means any matter in connection with WFOE’s subscription for the Company’s increase capital according to the Capital Increase Agreement;

3.1.5	The definition of “Capital Increase Amount B” is amended as follows:

“Capital Increase Amount B” means the capital increase amount of RMB fifteen million (RMB15,000,000) to be subscribed for by WFOE from the Company according to the Capital Increase Agreement;

3.1.6	The definition of “Capital Increase Agreement” is amended as follows:

“Capital Increase Agreement” means the agreement signed by and among the parties hereto in connection with WFOE’s subscription for the capital increase from the Company, for the form of which, see Appendix II to the Agreement;

3.1.7	The following definitions are added to Article 1.1 of the Framework Agreement:

“Type-A Cash Payment” means the cash payment (if any) made by a company listed or to be listed to the Allottees according to the provisions of Article 4.5(i) of the Agreement.

“Type-A Settlement” means the settlement by the parties concerned for the issuance and distribution of Type-A Stock (if any) or Type-A Cash Payment (as the case may be) according to the provisions of the Agreement.

“Type-A Settlement Date” means the 15th day after the fulfillment date of Type-A CP or any other date agreed in writing by and between the Company and the Allottees.

“Type-A CP Fulfillment Date” means the date on which all the Conditions Precedent are fulfilled for Type-A Settlement as specified in Article 4.6.

“Type-A Stock” means the stock of the listed company issued to the Allottees by the company listed or to be listed according to the provisions of Article 4.4(i) of the Agreement, which is subject to such adjustment as specified in Article 4.7 of the Agreement (if applicable).

“Type-B Cash Payment” means the cash payment (if any) made by a company listed or to be listed to the Allottees according to the provisions of Article 4.5(ii) of the Agreement.

“Type-B Settlement” means the settlement by the parties concerned for the issuance and distribution of Type-B Stock (if any) or Type-B Cash Payment (as the case may be) according to the provisions of the Agreement.

“Type-B Settlement Date” means the 15th day after the fulfillment date of Type-B CP or any other date agreed in writing by and between the Company and the Allottees.

“Type-B CP Fulfillment Date” means the date when all the Conditions Precedent are fulfilled for Type-B Settlement as specified in Article 4.6.

“Type-B Stock” means the stock of the listed company issued to the Allottees by the company listed or to be listed according to the provisions of Article 4.4(ii) of the Agreement, which is subject to such adjustment as specified in Article 4.7 of the Agreement (if applicable).

“Type-C Cash Payment” means the cash payment (if any) made by a company listed or to be listed to the Allottees according to the provisions of Article 4.5(iii) of the Agreement.

“Type-C Settlement” means the settlement by the parties concerned for the issuance and distribution of Type-C Stock (if any) or Type-C Cash Payment (as the case may be) according to the provisions of the Agreement.

“Type-C Settlement Date” means the 15th day after the fulfillment date of Type-C CP or any other date agreed in writing by and between the Company and the Allottees.

“Type-C CP Fulfillment Date” means the date when all the Conditions Precedent are fulfilled for Type-C Settlement as specified in Article 4.6.

“Type-C Stock” means the stock of the listed company issued to the Allottees by the company listed or to be listed according to the provisions of Article 4.4(iii) of the

Agreement, which is subject to such adjustment as specified in Article 4.7 of the Agreement (if applicable).

3.1.8	The following article is added after Article 1 of the Framework Agreement:
1.5	Reference

Reference to the Laws of China herein shall include any regulations, rules, policies bearing legal effect or other auxiliary legislations within the jurisdiction. Reference to any law shall include its revision or alteration made from time to time. Reference to the Agreement or any contract shall be interpreted as including any relevant agreement or contract that may be subsequently revised, altered or updated.
     Articles 2.2 to 2.4 of the Framework Agreement are hereby amended as follows:
2.2	The Transferee and Weidong Zhu shall sign the Equity Transfer Agreement B in the form as shown in Appendix I to the Agreement, according to the terms and conditions of which, the Transferee shall contribute RMB ten thousand (RMB10,000) (“Equity Transfer Price B”) to take over the Company’s equity interest held by Weidong Zhu, representing RMB9,615 of the Company’s registered capital (“Equity Transfer B”). The specific payment method shall be subject to the provisions of the Equity Transfer Agreement B.

2.3	Chengye Guo and Weidong Zhu shall sign the Equity Transfer Agreement C in the form as shown in Appendix I to the Agreement, according to the terms and conditions of which, Chengye Guo shall take over, at the minimum price allowed by the laws of China, the Company’s equity interest held by Weidong Zhu, representing RMB1,177,644 of the Company’s registered capital (“Equity Transfer C”). The specific payment method shall be subject to the provisions of the Equity Transfer Agreement C.

2.4	Upon completion of all the equity transfers according to the Agreement, the Company’s equity structure shall be as shown in the following table:

	Contribution Amount	Contribution
Name of Shareholders	(RMB)	Ratio (%)
Redgate Media AD Co., Ltd.	3,269,615	51.01%
Weidong Zhu	1,962,741	30.62%
Chengye Guo	1,177,644	18.37%

Total:	6,410,000	100.000%

     Article 3 of the Framework Agreement is hereby amended as follows:
3.	Capital Increase B

3.1	The parties hereto agree to sign, according to the provisions of the Agreement, the Capital Increase Agreement in the form as shown in Appendix II to the Agreement and the Articles of Association as shown in Appendix IV regarding WFOE’s capital increase to the Company under the Agreement and complete the following capital increase formalities of the Company according to the terms and conditions specified in the Capital Increase Agreement:

The Capital Increase Amount B contributed by WFOE to the Company amounts to RMB fifteen million (RMB15,000,000), of which RMB one million four hundred and forty thousand nine hundred and sixty-four (RMB1,440,964) shall be accounted into the Company’s registered capital and the balance of RMB thirteen million five hundred and fifty-nine thousand thirty-six (RMB13,559,036) shall be accounted into the Company’s capital reserve. Upon completion of the capital increase, the Company’s shareholders, their contribution amounts and shares of the equity interest shall be as shown in the following table:

	Contribution	Ratio of Registered
Name of Shareholders	Amount (RMB)	Capital
Redgate Interactive Advertising (Beijing) Co., Ltd.	1,440,964	18.354%
Redgate Media AD Co., Ltd.	3,269,615	41.646%
Weidong Zhu	1,962,741	25.000%
Chengye Guo	1,177,644	15.000%

Total:	7,850,964	100.000%

3.2	The specific payment method and settlement conditions for Capital Increase Amount B shall be subject to the provisions of the Capital Increase Agreement.
     Articles 4.3 to 4.6 of the Framework Agreement are hereby amended as follows:
4.3		Notwithstanding the above provisions, where it is necessary, the Investors may determine, at their discretion, to purchase, by themselves or through their affiliated parties or other third parties, from Weidong Zhu and Chengye Guo the 40% equity interest of the Company held by them in cash or with the listed company’s stocks according to Articles 4.4 and 4.5 below.

4.4		In the event the offshore listing specified in Article 4.2 (the “IPO”) takes place on or prior to June 30, 2009, Weidong Zhu and Chengye Guo (“Allottees”) shall be entitled to receive:

	(i)	The following quantity of Type-A Stocks on Type-A Settlement Date:

A x C x 20% x D x E – F – Hongmen’s equity transfer consideration
X	=	—————————————————————————————
B

Of which:

X	=	Quantity of Type-A Stocks

A	=	Hongmen’s audited annual net profit as of December 31, 2008 calculated according to US Accounting Standard (“Hongmen’s Net Profit for 2008”)

B	=	The listed company’s average closing price for the 10 trading days after the announcement of the audited annual accounts as of December 31, 2008

C	=	P/E for IPO stock pricing

D	=	60% (subject to the adjustment specified in Article 4.7)

E	=	40% (Hongmen’s equity interest held by Weidong Zhu and Chengye Guo)

F	=	Auditing fees paid for the previous financial reports of 2005~2008 as per US Accounting Standards
Notwithstanding the above provisions, the Company may choose, at its discretion, to pay cash to the Allottees to substitute all or part of Type-A Stocks to be issued to the Allottees under Article 4.4(i), and in such case, the amount of cash to be paid instead of Type-A Stocks shall be equal to the quantity of Type-A Stocks to be substituted (issued) by the Company in cash payment multiplied by B;

(ii)	The following quantity of Type-B Stocks on Type-B Settlement Date:

A x C x 60% x D x E
X	=	—————————
B

Of which:

X	=	Quantity of Type-B Stocks

A	=	Hongmen’s audited annual net profit as of December 31, 2009 calculated according to US Accounting Standard (“Hongmen’s Net Profit for 2009”)

B	=	The listed company’s average closing price for the 10 trading days after the announcement of the audited accounts as of December 31, 2009

C	=	Average of the listed company’s daily P/E of the 10 days after the announcement of the listed company’s audited accounts as of December 31, 2009 as shown on the NASDAQ website (or if the listed company is not listed at NASDAQ, such value shall be calculated as per other index reasonably determined by the Board of Directors of the listed company)

D	=	60% (subject to the adjustment specified in Article 4.7)

E	=	40% (Hongmen’s equity interest held by Weidong Zhu and Chengye Guo)
Notwithstanding the above provisions, the Company may choose, at its discretion, to pay or cause to pay cash to the Allottees to substitute all or part of Type-B Stocks to be issued to the Allottees under Article 4.4(ii), and in such case, the amount of cash to be paid instead of Type-B Stocks shall be equal to the quantity of Type-B Stocks to be substituted (issued) by the Company in cash payment multiplied by B;
(iii)	The following quantity of Type-C Stocks on Type-C Settlement Date:

A x C x 20% x D x E
X	=	—————————
B

Of which:

X	=	Quantity of Type-C Stocks

A	=	Hongmen’s audited annual net profit as of December 31, 2010 calculated according to US Accounting Standard and audited (“Hongmen’s Net Profit for 2010”)

B	=	The listed company’s average closing price for 10 trading days after the announcement of the audited accounts as of December 31, 2010

C	=	Average of the listed company’s daily P/E of the 10 days after the announcement of the listed company’s audited accounts as of December 31, 2010 as shown on the NASDAQ website (or if the listed company is not listed at NASDAQ, such value shall be calculated as per other index reasonably determined by the Board of Directors of the listed company)

D	=	60% (subject to the adjustment specified in Article 4.7)

E	=	40% (Hongmen’s equity interest held by Weidong Zhu and Chengye Guo)
Notwithstanding the above provisions, the Company may choose, at its discretion, to pay or cause to pay cash to the Allottees to substitute the whole or part of Type-C Stock to be issued to the Allottees under Article 4.4(iii), and in such case, the amount of cash to be paid instead of Type-C Stock shall be equal to the quantity of Type-C Stocks to be substituted (issued) by the Company in cash payment multiplied by B;

4.5	In the event IPO fails to take place on or prior to June 30, 2009, the Allottees shall be entitled to receive:

	(i)	The following amount of Type-A Cash Payment on Type-A Settlement Date:

	(1)	In the event that Hongmen’s Net Profit for 2008 is more than zero, the Allottees shall be granted with Type-A Cash Payment calculated as per the following formula and the schedule of such cash payment shall be determined by the parties hereto through further negotiation:

Y	=	7 x A x 20% x E - F – Hongmen’s equity transfer consideration

Of which:

Y	=	Amount of Type-A Cash Payment

A	=	Hongmen’s Net Profit for 2008

E	=	40% (Hongmen’s equity interest held by Weidong Zhu and Chengye Guo)

F	=	Auditing fees paid for the previous financial reports of 2005~2008
(2)	In the event that Hongmen’s Net Profit in 2008 is equal to or less than zero, the Allottees will be granted with US$ 8,000 as Type-A Cash Payment;

(ii)	The following amount of Type-B Cash Payment on Type-B Settlement Date:

(1)	In the event that Hongmen’s Net Profit for 2009 is more than zero, the Allottees shall be granted with Type-B Cash Payment calculated as per the following formula and the schedule of such cash payment shall be determined by the parties hereto through further negotiation:

Y	=	7 x A x 60% x E

Of which:

Y	=	Amount of Type-B Cash Payment

A	=	Hongmen’s Net Profit for 2009

E	=	40% (Hongmen’s equity interest held by Weidong Zhu and Chengye Guo)
(2)	In the event that Hongmen’s Net Profit for 2009 is equal to or less than zero, the Allottees shall be granted with US$8,000 as Type-B Cash Payment;

(iii)	The following amount of Type-C Cash Payment on Type-C Settlement Date:

(1)	In the event that Hongmen’s Net Profit for 2010 is more than zero, the Allottees shall be granted with Type-C Cash Payment calculated as per the following formula and the schedule of such cash payment shall be determined by the parties hereto through further negotiation:

Y	=	7 x A x 20% x E

Of which:

Y = Amount of Type-C Cash Payment

A	=	Hongmen’s Net Profit for 2010

E	=	40% (Hongmen’s equity interest held by Weidong Zhu and Chengye Guo)
(2) In the event that Hongmen’s Net Profit for 2010 is equal to or less than zero, the Allottees shall be granted with US$4,000 as Type-C Cash Payment.

4.6	The Conditions Precedent for Type-A Settlement, Type-B Settlement and Type-C Settlement are shown in Appendix VIII to the Agreement. After the parties hereto confirm in writing the fulfillment (or waiver) of the above Conditions Precedent for settlement, the company listed/to be listed shall make payment to the Allottees according to the provisions hereof.

4.7	The parties hereto agree that in the event that Hongmen’s audited net profit for 2008, 2009 and 2010 (individually referred to as “Annual Net Profit”) is less than the audited net profit of the preceding year, “D” value in Article 4.4 of the Agreement shall be adjusted to “D2” value as specified below:

Annual Net Profit
D2	= D x
Last-year Net Profit

The following are only explanatory examples:
(i)	In the event that Hongmen’s net profit is RMB three million in 2009 and RMB four million in 2008, “D” in Article 4.4(i) shall be adjusted from 60% to 45%: (3,000,000/4,000,000) x 60% = 45%; and

(ii)	In the event that Hongmen’s net profit is RMB three million in 2010 and RMB four million in 2009, “D” in Article 4.4(ii) shall be adjusted from 60% to 45%: (3,000,000/4,000,000) x 60% = 45%.
4.8	The product of “C” and “D” above shall not exceed 18, and in the event that the quotient of Hongmen’s audited net profit for 2010 divided by Yarun’s audited net profit in 2009 exceeds 1.4, the product of “C” and “D” above shall not exceed 19.

4.9	The payment to be made by WFOE for the purchase of the 40% equity interest specified above shall not exceed RMB one hundred and sixty million (RMB160,000,000).
     Article 8 of the Framework Agreement is hereby amended as follows:
Weidong Zhu, Chengye Guo and the Company undertake to the Investors that the Capital Increase Amount of WFOE shall be only used for further development of the Mosquito-Control Light Box Project, business expansion and other purposes agreed by the Investors. Unless prior written consent is obtained from the Investors, such amount shall not be used for merger with, acquisition of or investment in other enterprises in other ways.
     Article 16 of the Framework Agreement:
Whereas: “...including but not limited to the Equity Transfer Agreement, Joint Venture Contract, Restated Articles of Association and Capital Increase Agreement...” is amended as follows: “...including but not limited to the Equity Transfer Agreement, Restated Articles of Association and Capital Increase Agreement...”
     Appendices
3.5.1	The form of the Capital Increase Agreement as shown in Appendix II to the Framework Agreement is amended as the New Capital Increase Agreement Form as shown in Appendix IV to the Agreement.

3.5.2	Appendix III to the Framework Agreement is deleted.

3.5.3	The form of the Articles of Association as shown in Appendix IV to the Framework Agreement is altered to the form of Restated Articles of Association as shown in Appendix IV to the Agreement.

3.5.4	The Investment Framework Agreement mentioned in the Non-competition Agreement as Appendix VIII to the Framework Agreement shall refer to the Investment Framework Agreement as amended herein.

3.5.5	Appendix VIII in the form as shown in Appendix V hereto is added to the Framework Agreement.
The Nominee mentioned in the Framework Agreement shall be revised as Chengye Guo; in the event that the Nominee is mentioned along with Chengye Guo, the Nominee shall be deleted.

4	Warranties and Undertakings

As for the execution and performance of the Framework Agreement, the parties hereto jointly make the following acknowledgements and respectively make the following Warranties and undertakings to the other parties:

4.1	The parties hereto have no dispute on the performance of the Framework Agreement as of the date of the Agreement. The parties hereto shall take all necessary actions, according to the provisions hereof, to complete the supplementation and amendment to the Framework Agreement herein (including but not limited to signing all necessary documents and procuring the Company’s shareholders to terminate the relevant resolutions of the shareholders’ meeting and confirm the relevant amendment by adopting a new resolution of the shareholders’ meeting when it is required by the laws, the Articles of Association and the Administration for Industry and Commerce).

4.2	The parties hereto acknowledge that according to the provisions hereof, PAMC shall be no longer required to undertake the investment obligation for Capital Increase B in the Framework Agreement; Weidong Zhu, Chengye Guo, the Nominee and the Company shall not make any claim against the Investors for any issue or dispute in connection with the matters of Capital Increase B incurred up to the date of the Agreement.

5	Entire Agreement

The Agreement and the Framework Agreement (including all the agreements and/or documents mentioned or specified as expressly specified therein) amended hereby (collectively referred to as the “New Transaction Documents”) shall constitute the entire agreement between the parties hereto regarding the matters described in the New Transaction Documents. Where the Agreement is in conflict with any oral and written agreement, contract, understanding or correspondence (including but not limited to the Equity Transfer Agreement, Restated Articles of Association and Capital Increase Agreement) concluded prior to the date of the Agreement by and among the parties hereto regarding the subject matter of the Agreement, the Agreement shall prevail. All the provisions or matters in the Framework Agreement (including all the agreements and/or documents mentioned or expressly specified therein), which have not been amended or supplemented hereby, shall remain applicable.
The Agreement is signed by the authorized representatives of the parties hereto in septuplicate, of which the parties hereto shall hold one (1) copy each.
(The remainder of this page is intentionally left blank with the signature pages attached.)

Execution Page
The parties hereto have signed the Agreement on the date first set out above.

Pacific Asia Mode Cube Limited
Signature:	/s/ Peter Bush Brack
	Name:	BRACK, Peter Bush
	Title:	CEO

Redgate Interactive Advertising (Beijing) Co., Ltd. [company seal]
Signature:	/s/ Ying Zhu
	Name:	Ying Zhu
	Title:	Legal Representative

Redgate Media AD Co., Ltd. [company seal]
Signature:	/s/ Yue Jin
	Name:	Yue Jin
	Title:	Chairman of the Board

Execution Page
The parties hereto have signed the Agreement on the date first set out above.

Weidong Zhu
Signature:	/s/ Weidong Zhu

Chengye Guo
Signature:	/s/ Chengye Guo

Shanghai Aoxue Advertising Broadcasting Co., Ltd. [company seal]
Signature:	/s/ Chengye Guo
	Name:	Chengye Guo
	Title:	Chairman of the Board

Shanghai Hongmen Advertising Co., Ltd. [company seal]
Signature of Authorized Representative: /s/ Weidong Zhu

Appendix I
Investment Framework Agreement
[See Exhibit 10.4.1]

Appendix I

Appendix II
PAMC’s Capital Increase Legal Documents
Capital increase legal documents for PAMC to invest in the Company:
1. Capital Increase Agreement
2. Joint Venture Contract
3. Articles of Association of Shanghai Hongmen Advertising Co., Ltd.
[See Appendixes 2 through 4 of Exhibit 10.4.1]

Appendix II

Appendix III
Capital Increase Termination Agreement
[See Exhibit 10.4.3]

Appendix III

Appendix IV
WFOE’s Capital Increase Legal Documents
Capital increase legal documents for WFOE to invest in the Company:
1. New Capital Increase Agreement
2. Restated Articles of Association of Shanghai Hongmen Advertising Co., Ltd.

Appendix IV

Articles of Association
Of
Shanghai Hongmen Advertising Co., Ltd.
Whereas Redgate Media AD Co., Ltd., Redgate Interactive Advertising (Beijing) Co., Ltd., Weidong Zhu and Chengye Guo jointly invested to establish Shanghai Hongmen Advertising Co., Ltd. (hereinafter referred to as the “Company”) in accordance with the Company Law of the People’s Republic of China (hereinafter referred to as the “Company Law”) and other pertinent laws and regulations. The Articles of Association was made and singed in May 2008 through discussion among all shareholders of the Company. In case of any conflicts between the Articles of Association and national laws and regulations, the latter shall prevail.
Chapter I Name and Domicile of the Company
Article 1 Chinese name of the Company:
English name: Shanghai Hongmen Advertising Co., Ltd.
Domicile of the Company: P-1 Building, No. 7523 Beiqing Highway, Zhonggu Town, Qingpu District, Shanghai, China.
Chapter II Business Scope
Article 2 Business scope: design, production, release and agency of various advertisings, image-texts, and enterprise image schemes (those subject to administrative licensing shall be operated with licenses).
Article 3 Purpose of the Company: to strengthen economic cooperation and ensure that all investors may obtain satisfactory economic and social interests with absorption of foreign investments, by means of advanced scientific management methods, advertising production and publicity means and high-quality services and by utilization of good investment environments in and preferential policies of Shanghai.
Article 4 The Company shall, according to the market situation, demands for business development and its own capability of operation, timely adjust investment directions and business scope, report to the relevant competent authority for approval and complete necessary procedures for alteration registration.
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The items mentioned in the Company’s business license which are subject to the approval prior to registration in accordance with the laws, administrative regulations or the decisions of the State Council shall be reported to the relevant authorities for approval prior to the application for registration.
Chapter III Registered Capital
Article 5 The registered capital of the Company is RMB seven million eight hundred and fifty thousand nine hundred and sixty-four (RMB 7,850,964).
Chapter IV Shareholders’ Names or Titles, Payment Method, Amount and Proportion of
Capital Contribution
Article 6 Each shareholder’s name or title, payment method, amount and proportion of capital contribution shall be as follows:

	Capital Contribution	Payment	Payment
Shareholder’s Name	Amount (RMB)	Proportion (%)	Method
Redgate Media AD Co., Ltd.	3,269,615	41.646	in currency
Weidong Zhu	1,962,741	25	in currency
Chengye Guo	1,177,644	15	in currency
Redgate Interactive Advertising (Beijing) Co., Ltd.	1,440,964	18.354	in currency
Total	7,850,964	100	in currency
Article 7 Shareholders shall pay the capital contributions subscribed for in full amount before applying for alteration registration of the Company.
Article 8 The Company shall, after receiving the capital contribution paid by a shareholder, appoint a capital verification institution duly established to verify the capital contribution and issue the capital contribution certificate.
Article 9 After completing the procedures for alteration registration, the Company shall issue the capital contribution certificates to the shareholders and prepare the register of shareholders.
Chapter V Shareholders’ Rights and Obligations
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Article 10 Shareholders shall have the following rights:
1)	to attend or elect representatives to attend the Shareholders’ Meetings and exercise the voting rights in proportion to their capital contributions;

2)	to know about the operation position and financial situation of the Company;

3)	to elect and be elected as directors or supervisors;

4)	to obtain bonus and transfer capital contributions in accordance with laws, regulations and the Articles of Association;

5)	to have the priority in purchasing the capital contributions transferred by the other shareholders, unless otherwise stipulated herein;

6)	to have the priority in subscribing for the increased registered capital of the Company, unless otherwise stipulated herein;

7)	to be distributed the Company’s remaining properties in accordance with laws, regulations and the Articles of Association after completion of the liquidation of the Company;

8)	to look up the minutes of the Shareholders’ Meeting and the Company’s financial and accounting reports in accordance with laws, regulations and the Articles of Association; and

9)	to exercise other rights as provided for in laws and regulations.
Article 11 The shareholders shall perform the following obligations:
1)	to abide by the Articles of Association;

2)	to pay the capital contributions subscribed for on schedule;

3)	to assume the Company’s debts to the extent of their capital contributions;

4)	not to withdraw the capital contributions after the Company completes the procedures for registration; and

5)	to perform other obligations as provided for in laws and regulations.
Chapter VI Conditions for Shareholders’ Transfer of Capital Conditions
Article 12 A shareholder may transfer part of its capital contribution to other shareholders.
Article 13 Transfer of the capital contribution of a shareholder shall be approved by the Shareholder Meeting through discussion. Where a shareholder intends to transfer the capital contribution to a person other than a shareholder, the consents of more than half of all the shareholders shall be obtained. The shareholders disagreeing on the transfer shall purchase such capital contribution; otherwise, the shareholders who fail to purchase such capital contribution shall be deemed as having agreed to the transfer.
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Article 14 After a shareholder transfers its capital contribution in accordance with the laws, the Company shall record the name and domicile of and the amount of the capital contributions taken over by each transferee in the register of shareholders.
Article 15 Increase, reduction and transfer of the registered capital
1) Increase and reduction of the Company’s registered capital shall be approved by the shareholders representing two-thirds or more of the voting rights, and the Company shall go through the procedures for alteration registration with the original registration authority. In the case of capital increase, the investors shall, at their own discretion, have the preemptive right to subscribe for all or part of the Capital Increase Amount under identical conditions. Where the Investors exercise the aforesaid preemptive right or fail to exercise such right, the Original Shareholders may have the priority in subscribing for the remaining capital increase amount according to their respective equity proportions. Furthermore, in case of changes in each party’s equity proportion in the Company, the Parties shall negotiate in good faith as soon as possible on adjustment of and amendment to such terms of the Articles of Association as appointment of the directors and the chairman and the recommendation power of senior officers, in order to reflect fairly the new equity structure.
2) Unless otherwise stipulated in laws and regulations, capital contributions may be transferred among shareholders or between the Investors and a third person at their own discretion, and the Original Shareholders must agree to such transfer and cooperate in executing necessary legal documents to validate such transfer. Without with the approval of the Board of Directors, the Original Shareholders may not transfer, assign, mortgage or dispose of any equity interest in the Company registered in their own names within thirty-six (36) months after completion of capital increase.
3) Without prejudice to Paragraph (2) of this Article and relevant provisions of the equity transfer and capital increase documents, if one party (“Transferor”) intends to sell or transfer all or part of its capital contribution to a third person, the Transferor shall send a written notice to other parties and the Company (hereinafter referred to as “Transfer Notice”), indicating (i) its intention of transfer; (ii) the amount of capital contribution to be transferred; (iii) the proposed price; (iv) the status of the proposed transferee; and (v) other terms and conditions concerning the transfer. The other shareholders shall have the preemptive right over all rights and interests in the capital contributions to be transferred in proportion to their capital contributions. The other shareholders shall make a written reply within thirty (30) days after receiving the Transfer Notice, agreeing to the transfer or proposing the preemption over the capital contribution to be transferred. In case of no reply within the specified period, the other shareholders shall be deemed as agreeing to the transfer. The shareholders disagreeing on the transfer shall purchase the capital contribution to be transferred; otherwise, they shall be deemed as agreeing on the transfer.
Chapter VII Organs, and the Establishment, Functions and Powers, and Rules of Procedure Thereof
Article 16 The Shareholders’ Meeting shall comprise all shareholders of the Company. The Shareholders’ Meeting, as the top organ of the Company, shall exercise the following functions and powers:
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1)	to decide on the business guidelines and investment plans of the Company;

2)	to elect and replace directors, and to decide on remuneration of directors and the chairman;

3)	to elect and replace the supervisors appointed from the shareholder representatives, and to decide on remuneration of the supervisors;

4)	to examine and approve the reports of the board of directors;

5)	to examine and approve the reports of the supervisors;

6)	to examine and approve the annual financial budget plan and the final accounts plan of the Company;

7)	to examine and approve the plans for profit distribution and plans for making up losses of the Company;

8)	to adopt resolutions on the increase or reduction of the Company’s registered capital;

9)	to adopt resolutions on the issuance of the Company bonds;

10)	to adopt resolutions on transfer of a shareholder’s capital contribution to a person other than the shareholders;

11)	to adopt resolutions on such matters as merger, division, transformation, dissolution and liquidation of the Company; and

12)	to amend the Articles of Association.
Article 17 The initial meeting of the Shareholders’ Meeting shall be convened and presided over by the shareholder that pays the most amount of capital contribution.
Article 18 Shareholders shall exercise the voting rights in proportion to capital contributions at the Shareholders’ Meetings.
Article 19 Shareholders’ Meeting is divided into regular meeting and interim meeting. Regular meeting shall be held once every year. An interim meeting shall be held upon proposals made by the shareholders representing one-tenth or more of the voting rights, by one-third (1/3) or more of all directors or by the supervisor. A notice of a Shareholders’ Meeting shall be served on all shareholders fifteen (15) days in advance. Where a shareholder cannot attend a Shareholders’ Meeting for special reasons, he may entrust another person with a written power of attorney to attend the meeting and exercise the powers as specified in the power of attorney. Any meeting of the Shareholders’ Meeting may be held by means of conference telephone or other similar communication devices only if all shareholders present at the meeting can be heard and talk with each other, and all such shareholders shall be deemed as attending the meeting in person.
The shareholders representing more than half of (1/2) the voting rights who attend the Shareholders’ Meetings in person or by proxy shall form a quorum. Where the amount of the capital contributions of the shareholders who attend any Shareholders’ Meeting in person or by proxy is less than half of (1/2) all the equity interest of the Company, no resolution may be adopted on any issue at such meeting.
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Article 20 The Shareholders’ Meetings shall be convened by the board of directors and presided over by the chairman. Should the chairman cannot perform his duty for special reasons, the meetings shall be presided over by the vice-chairman or a director appointed by the chairman.
Article 21 Resolutions on the issues discussed at the Shareholders’ Meeting shall be adopted by affirmative votes of the shareholders representing three-fourths (3/4) or more of the voting rights. However, resolutions on such issues as increase or reduction of the registered capital, division, merger, dissolution or transform of the Company, or amendment to the Articles of Association must be adopted by affirmative votes of the shareholders representing two-thirds (2/3) or more of the voting rights. The Shareholders’ Meeting shall keep minutes of their decisions on matters discussed at it, and the shareholders present at the meeting shall sign the minutes.
Article 22 The Company has the board of directors, which shall comprise five (5) directors, three (3) of whom shall be appointed jointly by Redgate Media AD Co., Ltd. and Redgate Interactive Advertising (Beijing) Co., Ltd., and two (2) by the Original Shareholders (Weidong Zhu and Chengye Guo). The chairman shall be a director appointed jointly by Redgate Media AD Co., Ltd. and Redgate Interactive Advertising (Beijing) Co., Ltd. The vice-chairman shall be a director appointed by the Original Shareholders (Weidong Zhu and Chengye Guo). The term of office of each director, the chairman and the vice-chairman shall be three (3) years. Directors, the chairman and the vice-chairman may, if reappointed by the appointing party, serve consecutive terms. Each party may change any director it appoints prior to expiration of the term of office with a written notice to the other parties.
The board of directors shall be responsible to the Shareholders’ Meeting and exercise the following functions and powers:
1)	to convene the Shareholders’ Meeting, to examine the implementation of the meetings of the Shareholders’ Meeting and to report on its work to the Shareholders’ Meeting;

2)	to implement the resolutions of the Shareholders’ Meeting;

3)	to decide on the business plans and the investment plans of the Company;

4)	to formulate the annual financial budget plan and the final accounts plan of the Company;

5)	to formulate plans for profit distribution and plans for making up losses of the Company;

6)	to formulate plans for the increase or reduction of the registered capital of the Company and for the issuance of Company bonds;

7)	to formulate plans for the merger, division, transformation and dissolution of the Company;

8)	to decide on the establishment of the internal management organ of the Company;

9)	to recommend and elect the general manager (hereinafter referred to as “Manager”) and, according to the recommendation of the Manager, decide on the appointment or dismissal of the deputy manager and chief financial officer, and decide on their remunerations;

10)	to formulate the basic management system of the Company; and

11)	to exercise the special discretion power and the disposal right over the Company’s affairs in case of war, serious natural disasters and other emergent circumstances, provided that such special discretion power and disposal right shall meet the Company’s interests, and be reported to the Shareholders’ Meeting thereafter.
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Article 23 The meetings of the board of directors shall be convened and presided over by the chairman once every two (2) months. The chairman shall send a written notice (including e-mail and facsimile) to each director at least ten (10) working days in advance, indicating the date, time and place of the meeting as well as the topics to be discussed at the meeting. With respect to a meeting, the requirement for written notices may be waived with consents of all directors. Where the chairman cannot perform his duty for special reasons, the meetings shall be convened and presided over by the vice-chairman or another director appointed by the chairman.
The chairman shall convene an interim meeting of the board of directors upon the proposal made by two (2) or more directors or by the supervisor.
Article 24 A meeting of the board of directors at which four (4) directors [including three (3) directors appointed by the Investors] are present in person or by proxy may be valid.
Article 25 Where a director cannot attend a meeting of the board of directors for any special reason, he must entrust his proxy with a written power of attorney to attend the meeting and exercise the powers indicated in the power of attorney. A director who neither attends in person nor entrusts a proxy to attend a meeting of the board of directors shall be deemed as waiving the voting right at such meeting.
Article 26 Any meeting of the board of directors may be held by means of conference telephone or other similar communication devices only if all directors present at the meeting can be heard and talk with each other, and all such directors shall be deemed as attending the meeting in person.
Article 27 Voting on the resolutions of the board of directors shall comply with the system of one voting right for one director. A resolution on the appointment or dismissal of the initial general manager of the Company may be adopted only with the consents of four-fifths (4/5) or more of all directors (inclusive). Resolutions on other issues to be resolved by the board of directors in accordance with the law may be adopted with the approval of a simple majority of the directors present at the meeting of the board of directors. The board of directors shall keep minutes of their decisions on matters discussed at it, and the directors present at the meeting shall sign the minutes.
Article 28 The board of directors may replace meetings of the board of directors with written resolutions provided that the resolutions shall be sent to all directors and consented with signatures by two-thirds or more of all directors, in which case, the resolutions shall be deemed as having been adopted.
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Article 29 Voting on the resolutions of the board of directors shall comply with the system of one voting right for one director. A resolution on the appointment or dismissal of the initial general manager of the Company may be adopted only with the consents of four-fifths (4/5) or more of all directors (inclusive).
Article 30 The Company has one general manager, who shall be appointed or dismissed by the board of directors. The initial general manager is Weidong Zhu. The term of office of the general manager shall be four (4) years. The general manager may, if reappointed by the board of directors, serve consecutive terms. The general manager shall exercise the following functions and powers:
1)	to take charge of the production, operation and management of the Company and to organize the implementation of the resolutions of the board of directors;

2)	to organize the implementation of the annual business plans and investment plans of the Company;

3)	to draw up plans on the establishment of the internal management organs of the Company;

4)	to draw up the basic management system of the Company;

5)	to formulate specific rules and regulations of the Company;

6)	to recommend the appointment or dismissal of the deputy manager(s) and of persons in charge of the financial affairs of the Company;

7)	to appoint or dismiss management personnel other than those to be appointed or dismissed by the Shareholders’ Meeting and the board of directors; and

8)	to attend the meetings of the board of directors as a non-voting participant.
The deputy general manager shall assist with the general manager. The operation management organ may have several department managers, who shall take charge of the work of their respective departments, handle the tasks assigned by the general manager and the deputy general manager, and be responsible to the general manager and the deputy general manager.
Article 31 The general manager shall be responsible directly to the board of directors, implement various decisions of the board of directors and organize the production, technology and operation management of the Company. The deputy general manager shall assist with the general manager. Where the general manager cannot perform his duties for special reason, he may entrust the deputy general manager or other persons with a written power of attorney to do so on his behalf. The operation management organ may have several department managers, who shall take charge of the work of relevant departments, handle the tasks assigned by the general manager and the deputy general manager, and be responsible to the general manager and the deputy general manager.
Article 32 The general manager and the deputy general manager shall subject themselves to the performance appraisal organized by the board of directors. The board of directors may decide on the appointment and dismissal of the general manager and the deputy general manager according to actual performance situation of the Company.
Article 33 Notwithstanding other provisions herein, the general manager or the deputy general manager who violates laws, engages in malpractices for selfish ends or has gross negligence may be dismissed at any time with the consent of more than half of all directors, in which case the Parties shall render cooperation.
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Article 34 Without the approval of the board of directors, the general manager, the deputy general manager or any other senior officer shall not serve as general manager or other senior officer concurrently in any economic organization or company other than the subsidiaries of the Company.
Article 35 The general manager, the deputy general manager or any other senior officer who applies for resignation shall submit a written report to the board of directors thirty (30) days in advance.
Article 36 The Company has one supervisor, who shall be appointed jointly by Redgate Media AD Co., Ltd. and Redgate Interactive Advertising (Beijing) Co., Ltd. in accordance with the law. Term of office of the supervisor shall be three (3) years. The supervisor may, if re-elected upon expiration of his term of office, serve consecutive terms.
Article 37 The supervisor shall exercise the following functions and powers:
1)	to examine the financial affairs of the Company;

2)	to supervise the acts of the directors and senior officers during the performance of their duties, and to recommend dismissal of the directors and senior officers who violate laws, administrative regulations or the Articles of Association;

3)	to demand the directors and senior officers to make corrections if any of their acts is found to have damaged the Company‘s interests; and to bring lawsuits against the directors and senior officers in accordance with the Company Law of the People’s Republic of China;

4)	to propose for an interim Shareholders’ Meeting.
Article 38 The supervisor may attend the meetings of the board of directors as a non-voting participant and inquire about or put forward proposals about the resolutions of the board of directors; however, the supervisor may not take part in or disturb the Company‘s operation decision or management activities.
Article 39 The chairman, directors, general manager and the person in charge of financial affairs of the Company may not serve concurrently as the supervisor of the Company.
Chapter VIII Legal Representatives
Article 40 The chairman shall be the legal representative of the Company. The term of office of the chairman shall be three (3) years. The chairman shall be elected and dismissed by the board of directors. The chairman may, if re-elected upon expiration of his term of office, serve consecutive terms.
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Article 41 The chairman shall exercise the following functions and powers:
1)	to convene and preside over the meetings of the board of directors, to examine the implementation of the resolutions of the board of directors and to report on his work to the board of directors;

2)	to implement the resolutions of the Shareholders’ Meetings and of the board of directors;

3)	to sign relevant documents on behalf of the Company.

4)	to recommend the candidate for the general manager of the Company and report to the board of directors for approval or dismissal; and

5)	to exercise the special discretion power and the disposal right over the Company’s affairs in case of war, serious natural disasters and other emergent circumstances, provided that such special discretion power and disposal right shall meet the Company’s interests, and be reported to the Shareholders’ Meeting and the board of directors thereafter.
Chapter IX Financial and Accounting Affairs, Profit Distribution and Employment Systems
Article 42 The Company shall establish its financial and accounting system in accordance with laws, administrative regulations and the competent financial and tax departments under the State Council, and prepare the financial and accounting reports at the end of each fiscal year. The Company shall entrust an accounting firm recognized by the government to audit the financial and accounting reports and to issue a written report, which shall be submitted to the shareholders prior to March 31 of the following year and reported to the local financial and tax authorities for filing.
1)	The fiscal year of the Company is from January 1 to December 31 every calendar year.

2)	All vouchers, receipts, accounting statements and reports, accounting books shall be written in Chinese.

3)	The Company adopts Renminbi (RMB) as its recording currency. The conversion of RMB into other currency shall be made at the exchange rate of the converting day published by the State Administration of Foreign Exchange Control of the People’s Republic of China on the day of actual occurrence.

4)	The Company shall, in accordance with the enterprise accounting system and other pertinent Chinese laws, regulations and rules, prepare documents, accounting books and statements. Annual and monthly reports shall be approved and signed by the general manager and the chief financial officer. In addition to the aforesaid statutory statements, the Company shall, at the request of any party, prepare relevant financial data and statements.

5)	The Company shall prepare the following reports according to the following provisions and submit such reports to the Parties:
a.	The Company shall, prior to the 10th day of every month, submit the financial reports of the previous month to the Parties, including balance sheet, cash flow statement, income statement, statement of changes in financial position, descriptions about financial position and other schedules;
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b.	The Company shall, prior to the 10th day of each even month, submit two-month business reports to the Parties or the board of directors, including information on the performance of main contracts, summary of new important contracts, sale and operation of main products (services), etc.; and

c.	The Company shall, within three (3) months at the end of each fiscal year, complete the preparation of the annual financial report and appoint an accounting firm registered in China which is independent from the Parties to audit accounts and annual financial report, and then issue the audit opinions. The Company shall submit the audited financial report and the audit opinions to the board of directors for examination and approval and deliver them to the Parties.
6) Each party may appoint at its own cost a financial person to audit the Company’s operation data, accounts, records, books and other relevant materials on behalf of the party with a fifteen-day notice in writing to the Company; in such case, the Company shall provide cooperation, assistance and convenience. The financial person may look up reasonably the Company’s financial and operation records and shall keep confidential all documents and materials he audits. If it is necessary, the Company may, at the request of one party, appoint an accounting firm registered in China to audit the financial position of the Company, and the costs incurred therefrom shall be for the account of the requesting party.
7) The Company shall adopt the internationally used accrual basis and debit and credit accounting system in its work.
8) The accounting books of the Company shall contain the following contents:
a.	all amount of income and payment and payment in cash of the Company;

b.	situations concerning sale and purchase of the materials of the Company;

c.	situations concerning the registered capital and debt of the Company;

d.	situations concerning payment dates, and increase and transfer of the registered capital of the Company.
9) The depreciation period for the fixed assets of the Company shall be decided in accordance with pertinent tax laws.
Article 43 Distribution of the Company’s profits shall be subject to the Company Law, other pertinent laws and regulations, as well as the rules of the competent financial department under the State Council.
1)	The Company shall pay various taxes and duties in accordance with pertinent Chinese laws and regulations.

2)	The staff and workers of the Company shall pay individual income tax in accordance with the Law of the People’s Republic of China on Individual Income Tax.

3)	The Company shall allocate the statutory reserve fund in accordance with the Contract Law. When distributing the profits after tax in a year, the Company shall first of all allocate 10% thereof as the statutory reserve fund. No allocation is required when the accumulative amount of the statutory reserve fund accounts for 50% or more of the Company’s registered capital.

4)	Where the statutory reserve fund is insufficient to make up the losses of
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the Company in the previous years, the Company shall first of all use the profits of the current year to make up such losses before allocating the statutory reserve fund according to the provisions of the preceding paragraph.

5)	Whether to distribute or not the profits after tax of the Company shall be decided upon resolution by the Shareholders’ Meeting. If the Shareholders’ Meeting resolves on distribution of profits, the profits shall be distributed to the shareholders in proportion to the capital contributions as mentioned in Article 12 hereof. In any case, the Original Shareholders shall not obtain the profits until the Investors have obtained the profits receivable. Banking charges in connection with the profits shall be for the account of the Company.

6)	No profit may be distributed until the Company‘s losses in the previous fiscal year have been made up. The profits undistributed in the previous fiscal year may be distributed together with those in the current fiscal year.
Article 44 The employment systems of the Company shall be subject to national laws, regulations and the rules of the labor department under the State Council.
1)	Where the Company recruits employees within the territory of China, the two parties shall enter into employment contracts in accordance with Chinese laws and regulations. The Contract shall specify such issues as employment, recruitment, dismissal and resignation of the staff and workers of the Company and their salary, welfare, labor insurance, labor protection and other matters. The employment contracts shall, upon execution, be reported to the local labor administration authority for record filing. According to operation demands, the Company may require the staff and workers to enter into the confidentiality agreement and the non-competition agreement so as to further specify the rights and obligations of the Company and its staff and workers.

2)	The Company has the right to take disciplinary actions, such as warning, demerit recording and salary decrease against those staff and workers who violate the rules and regulations of the Company and labor disciplines. Those in serious circumstances may be dismissed.

3)	The salary treatment of the staff and workers shall be determined by the board of directors with reference to pertinent Chinese regulations and in light of the specific situation of the Company. The salary of the staff and workers shall be increased along with the development of production and the improvement of the worker’s ability and technical level.

4)	The matters concerning the welfare funds, bonuses, labor protection and labor insurance, etc., shall be stipulated respectively in various rules by the Company so as to ensure that the staff and workers engage in production and work under normal condition.

5)	The staff and workers of the Company have the right to establish a trade union organization and carry out activities in accordance with the provisions of the Trade Union Law of the People’s Republic of China.

6)	The trade union in the Company, as the representative of the interests of the staff and workers, has the right to enter into the employment contracts with the Company on behalf of the staff and workers and to supervise the implementation of the employment contracts.

7)	The basic task of the trade union is: to protect the legitimate rights and interests of the staff and workers in accordance with the laws and regulations of China, to assist with the Company in arranging and making rational use of welfare funds and bonuses, to protect the democratic rights of the staff and workers, to organize political, professional, scientific and technical studies, to carry out literary, art and sports activities, to educate staff and workers to observe labor discipline, and to make efforts to fulfill the economic tasks of the Company.

8)	The persons in charge of the trade union of the Company has the right to attend, as nonvoting
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participants, important meetings held to discuss issues such as development planning, rewards and punishment, salary system, welfare and insurance of staff and workers, to report the opinions and demands of staff and workers.
9)	The trade union shall participate in the mediation of disputes arising between the staff and workers and the Company.

10)	The Company shall allot an amount of 2% of all the paid salaries of the staff and workers of the Company as trade union’s funds which shall be used by the trade union in accordance with the Management Rules for the Trade Union Funds formulated by the All China Federation of Trade Union.
Chapter X Dissolution Causes and Liquidation Methods
Article 45 The duration of the Company is ten (10) years, starting from the date on which the Business License for Enterprise as Legal Person is issued.
Article 46 An application for the extension of the duration, if any, shall be resolved by the Shareholders’ Meeting, and the Company shall go through the procedures for alteration registration with the Administration for Industry and Commerce thirty (30) days prior to the expiration of the duration.
Article 47 The Company may be dissolved in any of the following circumstances:
1)	Where the duration of the Company as stipulated herein expires or other circumstances as stipulated herein occur, unless the Company exists continually via amendments to the Articles of Association;

2)	Where the Shareholders’ Meeting resolves dissolution;

3)	Where dissolution becomes necessary as a result of merger or division of the Company;

4)	Where the Company is ordered legally to close down as a result of its violation of laws and administrative regulations;

5)	Where the Company cannot operate continually as a result of force majeure;

6)	Where the Company declares bankruptcy;

7)	Where all shareholders agree on prior dissolution of the Company; or

8)	Where any other circumstance which may result in prior termination of the Company occurs as provided for in pertinent Chinese laws and regulations.
Article 48 In case of any of the circumstances as mentioned in Article 47 hereof, the shareholder(s) representing one-tenth (1/10) or more of the voting rights may request to hold a Shareholders’ Meeting to discuss about prior dissolution of the Company. The chairman shall convene a meeting within thirty (30) days after receiving the notice from such party. All Parties shall discuss sufficiently and do their utmost to
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reach the resolutions acceptable to all parties. The Company shall be liquidated unless otherwise agreed by all Parties.
Article 49 Upon dissolution, a liquidation team shall be formed in accordance with the Company Law to conduct liquidation upon the Company. After completion of the liquidation, the liquidation team shall prepare and submit a liquidation report to the Shareholders’ Meeting or relevant competent authority for confirmation, report it to the Company registration authority for canceling its registration, and make an announcement on the termination of the Company to the public.
1)	The task of the liquidation team is to conduct through check of the property of the Company, its claims and debts. The liquidation team shall exercise the following functions and powers during the liquidation period:
a.	to liquidate the Company’s properties and to work out the balance sheet and the inventory of property;

b.	to notify and announce to the creditors;

c.	to handle and liquidate pending businesses of the Company;

d.	to pay off outstanding taxes and those incurred from liquidation;

e.	to liquidate claims and debts;

f.	to handle the remaining properties of the Company after discharging debts; and

g.	to represent the Company in bring or defending civil proceeds.
2)	The liquidation team shall, after liquidating the Company‘s properties and preparing the balance sheet and the inventory of properties, formulate a liquidation plan, which shall be submitted to the Shareholders’ Meeting or the People’s Court for confirmation.

3)	Liquidation fee and remunerations of the members of the liquidation committee shall be paid, first of all, out of the existing properties of the Company.

4)	The remaining property after payment of liquidation fee, wages, social insurance premiums and legal compensations to its staff and workers and outstanding taxes and repayment of debts of the Company shall be distributed to the Parties in proportion to their respective capital contributions.

5)	After completion of the liquidation of the Company, its accounting books shall be kept in the custody of the Investors.
Chapter XI Miscellaneous
Article 50 The Company may amend the Articles of Association according to actual demands or in case of alterations of the registered items. The amended articles of association may not conflict with laws and regulations. Amendment to the Articles of Association shall be resolved by all shareholders. The amended articles of association shall be submitted to the original Company registration authority for record filing. In case of alterations of the registered items, the Company shall go through the procedures for alteration registration with the original Company registration authority.
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The rules and regulations formulated by the board of directors of the Company include the following:
1)	Management regulations, including the functions and powers of all branches and subsidiaries and their working procedures;

2)	Rules for the staff and workers;

3)	System of labor and salary;

4)	System of work attendance record, promotion and awards and penalty for the staff and workers;

5)	Detailed rules of staff and worker’s welfare;

6)	Financial system;

7)	Confidentiality system;

8)	Contract management system;

9)	Liquidation procedures upon the dissolution of the Company; and

10)	Other necessary rules and regulations.
Article 51 The Shareholders’ Meeting reserves the right to interpret the Articles of Association.
Article 52 Amendment to the Articles of Association must be approved by the shareholders representing two-thirds (2/3) or more of the voting rights.
The registered items of the Company shall be subject to those verified and approved by the Company registration authority.
Article 53 The Articles of Association shall be written in Chinese.
Article 54 The Articles of Association and its appendices shall take effect as of the date of duly execution by all Parties, and the same with the amendments.
Article 55 The Articles of Association shall be signed on May 4, 2008 in Shanghai, China by the authorized representatives of the Parties.
(Execution Page below)
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(Execution Page)
All parties hereby have the Articles of Association signed.

Redgate Media AD Co., Ltd.
Signature:
	Name:	Yin Zhu
	Title:	legal representative

Redgate Interactive Advertising (Beijing) Co., Ltd.
Signature:
	Name:	Yue Jin
	Title:	legal representative

Weidong Zhu
Signature:

Chengye Guo
Signature:

Shanghai Hongmen Advertising Co., Ltd.
Signature:

Appendix IV

Appendix V
Appendix VIII to the Framework Agreement
1.	Conditions Precedent for Type-A Settlement
(i)	Hongmen’s 2008 Auditing: Hongmen’s Financial Statements for 2008 have been audited by a CPA firm designated by the Company according to US Accounting Standards, but such auditing shall be started and completed within the first three months of 2009.

(ii)	Approval by Shareholders: The shareholders of the company listed or to be listed have officially approved or agreed to the issuance of Type-A Stocks or Type-A Cash Payment (as the case may be) in accordance with the applicable laws, stock exchange rules, Articles of Association and other organizational documents.

(iii)	Approval by the Board of Directors: The Board of Directors of the company listed or to be listed has approved the issuance of Type-A Stocks or Type-A Cash Payment (as the case may be).

(iv)	Governmental Approval: Where the company listed or to be listed issues Type-A Stocks, the Allottees have obtained all the necessary approvals from the competent governmental authorities for acceptance of Type-A Stocks (including but not limited to the approval granted by State Administration of Foreign Exchange for the overseas investment of Chinese individual or enterprises according to the relevant laws) and have provided the company listed or to be listed with all such approval documents.

(v)	Completion of Equity Transfer: The Conditions Precedent have been fulfilled for the Equity Transfer and Capital Increase under the Equity Transfer Agreement and Capital Increase Agreement and the Equity Transfer and Capital Increase transactions thereof have been completed. In addition, as of the Type-A CP Fulfillment Date, the Allottees have all observed, in all aspects, the obligations under the Equity Transfer Agreement and Capital Increase Agreement, and the representations and warranties made by them all remain true, complete and accurate in all material aspects without any misleading nature.

(vi)	Non-defaulting: The Allottees have not breached any terms and conditions of the Agreement.
2.	Conditions Precedent for Type-B Settlement
(i)	Hongmen’s 2009 Auditing: Hongmen’s Financial Statements for 2009 have been audited by a CPA firm designated by the Company according to US Accounting Standards, but such auditing shall be started and completed within the first three months of 2010.

(ii)	Approval by Shareholders: The shareholders of the company listed or to be listed have officially approved or agreed to the issuance of Type-B Stocks or Type-B Cash Payment (as the case may be) in accordance with the applicable laws, stock exchange rules, Articles of Association and other organizational documents.

(iii)	Approval by the Board of Directors: The Board of Directors of the company listed or to be listed has approved the issuance of Type-B Stocks or Type-B Cash Payment (as the case may be).

(iv)	Governmental Approval: Where the company listed or to be listed issues Type-Bs, the Allottees have obtained all the necessary approvals from the competent governmental authorities for acceptance of Type-B Stocks (including but not limited to the approval granted by State Administration of Foreign Exchange for the overseas investment of
Appendix V

Chinese individual or enterprises according to the relevant laws) and have provided the company listed or to be listed with all such approval documents.

(v)	Completion of Type-A Settlement: Type-A Settlement has been completed as per the provisions of the Agreement.

(vi)	Non-defaulting: The Allottees have not breached any terms and conditions of the Agreement.
3.	Conditions Precedent for Type-C Settlement
(i)	Hongmen’s 2010 Auditing: Hongmen’s Financial Statements for 2010 have been audited by a CPA firm designated by the Company according to US Accounting Standards, but such auditing shall be started and completed within the first three months of 2011.

(ii)	Approval by Shareholders: The shareholders of the company listed or to be listed have officially approved or agreed the issuance of Type-C Stocks or Type-C Cash Payment (as the case may be) in accordance with the applicable laws, stock exchange rules, Articles of Association and other organizational documents.

(iii)	Approval by the Board of Directors: The Board of Directors of the company listed or to be listed has approved the issuance of Type-C Stocks or Type-C Cash Payment (as the case may be).

(iv)	Governmental Approval: Where the company listed or to be listed issues Type-C, the Allottees have obtained all the necessary approvals from the competent governmental authorities for acceptance of Type-C Stocks (including but not limited to the approval granted by State Administration of Foreign Exchange for the overseas investment of Chinese individual or enterprises according to the relevant laws) and have provided the company listed or to be listed with all such approval documents.

(v)	Completion of Type-B Settlement: Type-B Settlement has been completed as per provisions of the Agreement.

(vi)	Non-defaulting: The Allottees have not breached any terms and conditions of the Agreement.
Appendix V